Exhibit 99.1

MannKind Corporation Reports 2010 Second Quarter Financial Results

- Conference Call to Begin Today at 9:00 AM EDT -

VALENCIA, Calif.--(BUSINESS WIRE)--August 2, 2010--MannKind Corporation (Nasdaq:MNKD) today reported financial results for the second quarter ended June 30, 2010.

For the second quarter of 2010 total operating expenses were $37.4 million, compared to $53.4 million for the second quarter of 2009, a decrease of $16.0 million. Research and development (R&D) expenses were $26.2 million for the second quarter of 2010 compared to $39.8 million for the same quarter in 2009, a decrease of $13.7 million. This 34% decrease in R&D expense was primarily due to reduced costs associated with the clinical development of AFREZZA™ after the submission of its NDA in March 2009. General and administrative (G&A) expenses decreased by $2.3 million to $11.2 million for the second quarter of 2010 compared to $13.5 million in the second quarter of 2009. This 17% decrease in G&A expense was mainly due to decreased salary related costs resulting from the April 2009 reduction in force and the non-recurrence of professional fees related to the insulin acquisition transaction with Pfizer, which was completed during the second quarter of 2009.

For the first six months of 2010, operating expenses totaled $78.0 million, compared to $111.2 million in the first half of 2009. R&D expenses for the first six months of 2010 were $56.7 million, compared to $82.7 million in the first six months of 2009, a decrease of $26.1 million. The 32% decrease in R&D expenses for the first six months of 2010 was primarily due to decreased costs associated with the clinical development of AFREZZA™ after the submission of its NDA in March 2009, as well as decreases in clinical supplies costs. G&A expenses decreased by $7.1 million or 25% to $21.3 million for the first half of 2010 as compared to $28.5 million in the same period in 2009. The decrease in G&A expenses for the first six months of 2010 was primarily due to decreased salary related costs resulting from the April 2009 reduction in force and the non-recurrence of professional fees related to the negotiation and completion of the insulin acquisition transaction with Pfizer during the first half of 2009.

The net loss applicable to common stockholders for the second quarter of 2010 was $42.3 million, or $0.37 per share based on 113.1 million weighted average shares outstanding, compared with a net loss applicable to common stockholders of $55.6 million, or $0.54 per share based on 102.3 million weighted average shares outstanding for the second quarter of 2009. The number of common shares outstanding at June 30, 2010 was 113,674,221.

The net loss for the first half of 2010 was $87.0 million, or $0.77 per share based on 113.1 million weighted average shares outstanding, compared with a net loss of $115.0 million, or $1.13 per share based on 102.2 million weighted average shares outstanding, for the first half of 2009.

Cash, cash equivalents and marketable securities were $30.8 million at June 30, 2010 and $32.5 million at December 31, 2009. As of June 30, 2010, the Company had $108.0 million of available borrowings under the loan agreement with an entity controlled by the Company’s principal stockholder.

“The second quarter was particularly busy, as we prepared for our meeting with the FDA and then submitted our response to the agency’s Complete Response letter of March 2010,” said Alfred Mann, Chairman and Chief Executive Office of MannKind Corporation. “With a Class 2 designation for this resubmission, our focus for the next six months will be to work closely with the FDA as it evaluates our next-generation delivery system and the other information that we provided in our resubmission. In the coming months, we will also initiate the installation and validation of equipment for the new device in our Danbury, Connecticut manufacturing facility. Everyone at MannKind is committed to the goal of making AFREZZA available to patients as soon as possible.”

Conference Call

MannKind management will host a conference call to discuss these results today at 9:00 a.m. Eastern Time. To participate in the call please dial (888) 677-5721 or (210) 839-8507 and use the participant passcode: MANNKIND. To listen to the call via the Internet please visit http://www.mannkindcorp.com. The web site replay will be available for 14 days. A telephone replay will be accessible for approximately 14 days following completion of the call by dialing (888) 568-0802 or (203) 369-3929.

Presenting from the Company will be:

  Chairman and Chief Executive Officer Alfred Mann
  President and Chief Operating Officer Hakan Edstrom
  Corporate Vice President and Chief Financial Officer Matthew Pfeffer
  Corporate Vice President and Chief Scientific Officer Peter Richardson

About MannKind Corporation

MannKind Corporation (NASDAQ:MNKD) focuses on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes and cancer. Its diabetes pipeline includes AFREZZATM and MKC253. MKC253 is currently in phase 1 clinical trials. In March 2009, MannKind submitted a NDA to the FDA requesting approval of AFREZZA for the treatment of adults with type 1 or type 2 diabetes for the control of hyperglycemia. In March 2010, MannKind received a Complete Response letter to this NDA from the FDA, requesting additional information. In July 2010, the FDA accepted MannKind’s reply to the Complete Response letter and set a PDUFA action date of December 29, 2010. Other products in MannKind’s pipeline include the cancer immunotherapy products MKC1106-PP and MKC1106-MT, which are currently in phase 1 clinical trials. MannKind maintains a website at www.mannkindcorp.com to which MannKind regularly posts copies of its press releases as well as additional information about MannKind. Interested persons can subscribe on the MannKind website to e-mail alerts that are sent automatically when MannKind issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the website.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to available borrowings under MannKind’s loan agreement, future interactions with the FDA and the regulatory status of MannKind's product candidates, that involve risks and uncertainties. Words such as "believes," "anticipates," "plans," "expects," "intend," "will," "goal," "potential" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the Company's current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, difficulties or delays in seeking or obtaining regulatory approval, MannKind’s ability to manage its existing cash resources or raise additional cash resources, stock price volatility and other risks detailed in MannKind's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2009 and periodic reports on Form 10-Q and Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

MannKind Corporation (A Development Stage Company) Condensed Consolidated Statements of Operations (Unaudited) (In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,		Cumulative period from February 14, 1991 (date of inception) to June 30,
	2010	2009	2010	2009	2010
Revenue	$93	$—	$93	$—	$3,081
Operating expenses:
Research and development	26,160	39,849	56,651	82,738	1,210,464
General and administrative	11,196	13,537	21,306	28,454	320,595
In-process research and development costs	—	—	—	—	19,726
Goodwill impairment	—	—	—	—	151,428
Total operating expenses	37,356	53,386	77,957	111,192	1,702,213
Loss from operations	(37,263)	(53,386)	(77,864)	(111,192)	(1,699,132)
Other (expense) income	(1,257)	283	(2,047)	353	(3,939)
Interest expense on note payable to related party	(2,523)	(1,398)	(4,625)	(1,990)	(11,827)
Interest expense on senior convertible notes	(1,211)	(1,130)	(2,421)	(2,245)	(13,146)
Interest income	3	27	6	58	36,937
Loss before provision for income taxes	(42,251)	(55,604)	(86,951)	(115,016)	(1,691,107)
Income taxes	—	—	—	—	(26)
Net loss	(42,251)	(55,604)	(86,951)	(115,016)	(1,691,133)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	—	—	—	—	(22,260)
Accretion on redeemable preferred stock	—	—	—	—	(952)
Net loss applicable to common stockholders	$(42,251)	$(55,604)	$(86,951)	$(115,016)	$(1,714,345)
Net loss per share applicable to common stockholders — basic and diluted	$(0.37)	$(0.54)	$(0.77)	$(1.13)
Shares used to compute basic and diluted net loss per share applicable to common stockholders	113,116	102,322	113,105	102,177

MannKind Corporation (A Development Stage Company) Condensed Consolidated Balance Sheet (Unaudited) (in thousands)

	June 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$28,358	$30,019
Marketable securities	2,414	2,475
State research and development credit exchange receivable — current	—	1,500
Prepaid expenses and other current assets	2,451	3,672
Total current assets	33,223	37,666
Property and equipment — net	204,398	208,229
State research and development credit exchange receivable — net of current portion	1,352	918
Other assets	584	584
Total	$239,557	$247,397
Liabilities and Stockholders’ Deficit
Current liabilities	$22,189	$28,853
Senior convertible notes	113,030	112,765
Note payable to related party	242,000	165,000
Stockholders’ deficit	(137,662)	(59,221)
Total	$239,557	$247,397

CONTACT:
Company Contact:
MannKind Corporation
Matthew J. Pfeffer
Chief Financial Officer
661-295-4784
mpfeffer@mannkindcorp.com